Exhibit 99.1

STARDUST POWER FULLY COMPLIANT WITH NASDAQ LISTING REQUIREMENTS

GREENWICH, Conn., Date October 31, 2025 – Stardust Power Inc. (Nasdaq: SDST) (“Stardust Power” or the “Company”), an American developer of battery-grade lithium carbonate, today announces that it has received formal written notice from The Nasdaq Stock Market LLC (“Nasdaq”) confirming that as of October 28, 2025, the Company has no outstanding deficiency matters and is in compliance with the continued listing requirements.

The notice, dated October 28, 2025, confirms that Stardust Power now satisfies the requisite criteria for continued listing on the Nasdaq Capital Market. Stardust Power was set to appeal the previous non-compliance determination at a hearing scheduled before the Nasdaq Hearings Panel scheduled for November 4, 2025, which has been cancelled and the matter is now closed. The Company’s common stock and warrants will continue to trade under the ticker symbols “SDST” and “SDSTW” respectively.

Stardust Power continues to execute key milestones, advancing the project with discipline and momentum toward a Final Investment Decision. Each step further de-risks the path to construction. The Company moves closer to delivering one of America’s largest lithium refineries.

About Stardust Power Inc.

Stardust Power is a developer of battery-grade lithium carbonate designed to bolster America’s energy security by building resilient supply chains. Stardust Power is developing a strategically central lithium processing facility in Muskogee, Oklahoma with the anticipated capacity of producing up to 50,000 metric tons per annum of battery-grade lithium carbonate. The Company is committed to sustainability at each point in the process. Stardust Power trades on the Nasdaq under the ticker symbol “SDST.”

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans, including but not limited to: whether or not the Company will be able to raise capital through the sale of securities or consummate the offering; the satisfaction of customary closing conditions and prevailing market conditions. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

For Investors:

Johanna Gonzalez

investor.relations@stardust-power.com

For Media:

Michael Thompson

media@stardust-power.com